FOR IMMEDIATE RELEASE

Contact:           Thomas K. Sterner
Chairman of the Board, Chief Executive Officer and Chief Financial Officer
(410) 539-1313

Fraternity  Community Bancorp, Inc. Announces
Completion of Stock Offering in Connection with
Fraternity Federal Savings and Loan Association’s
Mutual-to-Stock Conversion

Baltimore, Maryland – March 31, 2011.  Fraternity Community Bancorp, Inc., the holding company for Fraternity Federal Savings and Loan Association, announced today that it closed its stock offering on Thursday, March 31, 2011.

Shares of Fraternity Community Bancorp common stock are expected to begin trading on Friday, April 1, 2011 on the OTC Electronic Bulletin Board under the symbol “FRTR.”

A total of 1,587,000 shares of common stock were sold in the subscription and community offerings at the price of $10.00 per share.  The offering was oversubscribed by eligible account holders of Fraternity Federal Savings and Loan Association, i.e., depositors having eligible accounts as of June 30, 2009.  Accordingly, eligible account holders had valid orders filled in accordance with the allocation procedures described in the prospectus and set forth in Fraternity Federal Savings and Loan Association’s plan of conversion.  Supplemental eligible account holders as of December 31, 2010, as well as other depositors and certain borrowers as of February 7, 2011 of Fraternity Federal Savings and Loan Association did not have their orders filled.  Stock certificates were mailed to subscribers on March 31, 2011.  Further questions regarding the conversion may be directed to Sandler O’Neill & Partners, L.P. at (800) 263 – 5216.

“On behalf of the board of directors, officers and employees of Fraternity Federal, we express our gratitude for the overwhelming support for the offering by our long-time customers. We pledge our best efforts toward the opportunities ahead, and look forward to serving the needs of the community and customers of Fraternity Federal and the new stockholders of Fraternity Community Bancorp,” said Fraternity Federal Savings and Loan Association Chief Executive Officer Tom Sterner.

The subscription offering was managed by Sandler O’Neill & Partners, L.P.  Kilpatrick Townsend & Stockton LLP acted as legal counsel to Fraternity Community Bancorp and Fraternity Federal Savings and Loan Association.

Fraternity Federal Savings and Loan Association, founded in 1913, is a federally chartered, FDIC-insured savings association.  Fraternity Federal provides financial services to individuals, families and businesses through its four offices located in Baltimore, Carroll and Howard Counties and Baltimore City in Maryland.

This news release contains certain forward-looking statements about the stock offering of Fraternity Community Bancorp.

The shares of common stock of Fraternity Community Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.